Exhibit 99.1

News Release | For Immediate Release

FactSet Reports Strong Revenue and EPS Growth in First Quarter 2019

NORWALK, Conn., December 18, 2018 - FactSet (the “Company”) (NYSE:FDS) (NASDAQ:FDS), a global provider of integrated financial information, analytical applications, and industry-leading service, today announced its results for the first quarter ended November 30, 2018.

First Quarter Fiscal 2019 Highlights

●

Revenues increased 6.8% or $22.5 million to $351.6 million compared with $329.1 million for the same period in fiscal 2018. Organic revenues grew 6.4% to $353.1 million during the first quarter of fiscal 2019 from the prior year period. The increase is primarily due to higher sales of wealth management solutions and content and technology solutions (CTS).

●

Annual Subscription Value (ASV) plus professional services increased to $1.42 billion at November 30, 2018 compared with prior year of $1.34 billion. First quarter organic ASV plus professional services grew $11.0 million. The organic growth rate, which excludes the effects of acquisitions, dispositions, and foreign currency, was 6.6%.

●	Operating margin increased to 28.6% compared with 27.1% for the same period last year. Adjusted operating margin was 31.5% compared with 31.7% in the prior year period.

●

Diluted earnings per share (EPS) advanced to $2.17 compared with $1.77 for the same period in fiscal 2018. Adjusted diluted EPS rose 15.2% to $2.35 compared with $2.04 in the prior period driven primarily by higher revenues and a lower effective tax rate due to the U.S. Tax Cuts and Jobs Act (TCJA).

●	The Company’s effective tax rate for the first quarter was 12.1% compared with 18.3% a year ago, primarily due to the TCJA.

“We are pleased with our first quarter results and are encouraged by continued demand for our data and technology offerings. Our strategy to provide open and flexible solutions positions us well for another successful year of growth,” said Phil Snow, FactSet CEO.

Key Financial Measures*

(Condensed and Unaudited)	Three Months Ended November 30,
(In thousands, except per share data)	2018	2017	Change

GAAP revenues	$351,640	$329,141	6.8%
Organic revenues	$353,130	$331,860	6.4%
Operating income	$100,539	$89,098	12.8%
Adjusted operating income	$111,266	$105,121	5.8%
Operating margin	28.6%	27.1%
Adjusted operating margin	31.5%	31.7%
Net income	$84,296	$70,379	19.8%
Adjusted net income	$91,309	$80,866	12.9%
Diluted EPS	$2.17	$1.77	22.6%
Adjusted diluted EPS	$2.35	$2.04	15.2%

  * See reconciliation of U.S. GAAP to adjusted key financial measures in the back of this press release

“We believe our expanding suite of solutions allows us to further penetrate the market and take market share. With a solid start to our fiscal 2019, we expect to deliver results within our guidance range,” said Helen Shan, FactSet CFO.

News Release | For Immediate Release

Annual Subscription Value (ASV) + Professional Services and Segment Revenue

ASV at any given point in time represents the forward-looking revenues for the next twelve months from all subscription services currently supplied to clients and excludes professional services fees billed in the last 12 months, which are not subscription-based. Professional services are revenues derived from project-based consulting and implementation.

ASV plus professional services was $1.42 billion at November 30, 2018, up $88.3 million organically from the prior year. The organic growth rate was 6.6%. Organic ASV, which excludes the effects of acquisitions, dispositions and foreign currency, plus professional services, increased $11.0 million over the last three months.

Buy-side and sell-side ASV growth rates for the first quarter of fiscal 2019 were 5.9% and 8.6%, respectively. Buy-side clients accounted for 83.9% of organic ASV while the remainder is derived from sell-side firms that perform mergers and acquisitions advisory work, capital markets services and equity research. Supplementary tables covering organic buy-side and sell-side ASV growth rates may be found on the last page of this earnings release.

ASV from U.S. operations was $876.9 million, increasing 6.3% over prior year of $824.9 million, and 6.3% organically. U.S. revenues for the quarter were $222.2 million compared with $208.8 million in the first quarter last year. Excluding the effects of acquisitions and dispositions completed in the last 12 months, the U.S. revenue growth rate was 6.3%. ASV from international operations was $521.3 million, increasing 5.3% over prior year of $495.0 million and 6.4% organically. International ASV now represents 37.3% of total ASV, down from 37.5% a year ago. International revenues were $129.4 million compared with $120.4 million from the first quarter of fiscal 2018. Excluding the effects of acquisitions and dispositions completed in the last 12 months and foreign currency, the international revenue growth rate was 6.6%. Segment ASV does not include professional services which totaled $22.2 million at November 30, 2018.

Operational Highlights – First Quarter Fiscal 2019

●

Client count as of November 30, 2018 was 5,297, a net increase of 155 clients in the past three months, primarily driven by a change in the Company’s methodology whereby the count now includes clients from the April 2017 acquisition of Interactive Data Management Solutions. FactSet also added new sell-side and corporate clients this quarter. The count includes clients with ASV of $10,000 and above.

●	User count increased by 23,312 to 115,209 in the past three months primarily driven by an increase in wealth management users. FactSet defines users as workstation and StreetAccount users.

●	Annual client retention was greater than 95% of ASV. When expressed as a percentage of clients, annual retention was 91%.

News Release | For Immediate Release

●	Employee count was 9,600 as of November 30, 2018, up 1.9% in the past 12 months.

●

Net cash provided by operating activities was $46.3 million compared with $61.1 million for the first quarter of 2018. Quarterly free cash flow was $36.8 million compared with $55.2 million a year ago, a decrease of 33.4% primarily due to timing of client receivable collections, higher vendor and employee bonus payments, payments for legal and human resources related matters and higher capital expenditures.

●	Capital expenditures increased to $9.5 million, compared with $5.9 million a year ago primarily due to new office space build out and technology upgrades.

●	A regular quarterly dividend of $24.4 million, or $0.64 per share, is to be paid on December 18, 2018, to common stockholders of record as of November 30, 2018.

Share Repurchase Program

FactSet repurchased 275,000 shares for $60.4 million during the first quarter under the Company’s existing share repurchase program. Over the last 12 months, FactSet has returned $429.0 million to stockholders in the form of share repurchases and dividends, funded by cash generated from operations and repatriation of foreign earnings. Under the Company’s existing share repurchase program, $181.3 million is currently available for share repurchases.

Annual Business Outlook

There is no change to FactSet’s annual outlook provided on September 25, 2018. The following forward-looking statements reflect FactSet’s expectations as of today’s date. Given the risk factors, uncertainties and assumptions discussed below, actual results may differ materially. FactSet does not intend to update its forward-looking statements until its next quarterly results announcement, other than in publicly available statements.

Fiscal 2019 Expectations

●	Organic ASV plus professional services is expected to increase in the range of $75 million and $90 million over fiscal 2018.

●	GAAP revenues are expected to be in the range of $1.41 billion and $1.45 billion.

●	GAAP operating margin is expected to be in the range of 29% and 30%.

●	Adjusted operating margin is expected to be in the range of 31.5% and 32.5%.

●	FactSet’s annual effective tax rate is expected to be in the range of 17.5% and 18.5%, primarily as a result of the TCJA.

●

GAAP diluted EPS is expected to be in the range of $8.70 and $8.90. Adjusted diluted EPS is expected to be in the range of $9.45 and $9.65. The mid-point of this guidance represents a 12% growth over the prior year.

Both GAAP operating margin and GAAP diluted EPS guidance do not include certain effects of any non-recurring benefits or charges that may arise in fiscal 2019. Please see the back of this press release for a reconciliation of GAAP to adjusted metrics.

News Release | For Immediate Release

Conference Call

The Company will host a conference call today, December 18, 2018 at 11:00 a.m. Eastern Time to discuss the first quarter results. The call will be webcast live at FactSet Investor Relations. The following information is provided for those who would like to participate:

U.S.Participants:	833.231.8259
International Participants:	647.689.4104
Passcode:	6267367

An archived webcast with the accompanying slides will be available at investor.factset.com for one year after the conclusion of the live event. The earnings call transcript will also be available via FactSet CallStreet. An audio replay of this conference will also be available until December 25, 2018 via the following telephone numbers: 800.585.8367 in the U.S. and 416.621.4642 internationally using passcode 6267367.

Forward-looking Statements

This news release contains forward-looking statements based on management's current expectations, estimates, forecasts and projections about industries in which FactSet operates and the beliefs and assumptions of management. All statements that address expectations, guidance, outlook or projections about the future, including statements about the Company's strategy for growth, product development, revenues, future financial results, anticipated growth, market position, subscriptions, expected expenditures, trends in FactSet’s business and financial results, are forward-looking statements. Forward-looking statements may be identified by words like "expects," “believes,” "anticipates," "plans," "intends, "estimates, "projects," "should," "indicates," "continues," “may” and similar expressions. These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions. Many factors, including those discussed more fully elsewhere in this release and in FactSet's filings with the Securities and Exchange Commission, particularly its latest annual report on Form 10-K and quarterly reports on Form 10-Q, as well as others, could cause results to differ materially from those stated. These factors include, but are not limited to: the ability to integrate newly acquired companies, clients and businesses; strains on resources as a result of growth, the volatility and stability of global securities markets, including declines in equity or fixed income returns impacting the buying power of investment management clients; the ability to hire and retain qualified personnel; the maintenance of the Company's leading technological position and reputation; failure to maintain or improve FactSet’s competitive position in the marketplace; fraudulent, misappropriation or unauthorized data access, including cyber-security and privacy breaches; failures or disruptions of telecommunications, data centers, network systems, facilities, or the Internet; uncertainty, consolidation and business failures in the global investment banking industry; the continued shift from active to passive investing, the negotiation of contract terms with vendors, data suppliers and landlords; the retention of clients and the attraction of new ones; the absence of U.S. or foreign governmental regulation restricting international business; the unfavorable resolution of tax assessments and legal proceedings; and legislative and regulatory changes in the environments in which FactSet and its clients operate. Forward-looking statements speak only as of the date they are made, and FactSet assumes no duty to and does not undertake to update forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance.

About Non-GAAP Financial Measures

Financial measures in accordance with U.S. GAAP including revenue, operating income and margin, net income, diluted earnings per share and cash provided by operating activities have been adjusted.

News Release | For Immediate Release

FactSet uses these adjusted financial measures, both in presenting its results to stockholders and the investment community, and in its internal evaluation and management of the business. The Company believes that these adjusted financial measures and the information they provide are useful to investors because they permit investors to view the Company’s performance using the same tools that management uses to gauge progress in achieving its goals. Investors may benefit from referring to these adjusted financial measures in assessing the Company’s performance and when planning, forecasting and analyzing future periods and may also facilitate comparisons to its historical performance. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP.

Organic revenues exclude the effects of acquisitions and dispositions completed in the last 12 months and foreign currency in all periods presented. Adjusted operating income and margin, adjusted net income and adjusted diluted earnings per share exclude both intangible asset amortization and non-recurring items. The Company believes that these adjusted financial measures better reflect the underlying economic performance of FactSet.

The GAAP financial measure, cash flows provided by operating activities, has been adjusted to report non-GAAP free cash flow that includes the cash cost for taxes and changes in working capital, less capital expenditures. FactSet uses this financial measure, both in presenting its results to stockholders and the investment community, and in the Company’s internal evaluation and management of the business. Management believes that this financial measure is useful to investors because it permits investors to view the Company’s performance using the same metric that management uses to gauge progress in achieving its goals and is an indication of cash flow that may be available to fund further investments in future growth initiatives.

About FactSet

FactSet (NYSE:FDS | NASDAQ:FDS) delivers superior analytics, service, content, and technology to help more than 115,000 users see and seize opportunity sooner. We are committed to giving investment professionals the edge to outperform, with fresh perspectives, informed insights, and the industry-leading support of our dedicated specialists. We're proud to have been recognized with multiple awards for our analytical and data-driven solutions and repeatedly ranked as one of Fortune's 100 Best Companies to Work For® and a Best Workplace in the United Kingdom and France. Subscribe to our thought leadership blog to get fresh insight delivered daily at insight.factset.com. Learn more at www.factset.com and follow on Twitter: www.twitter.com/factset.

FactSet

Media & Investor Relations Contact:

Rima Hyder

857.265.7523

rima.hyder@factset.com

News Release | For Immediate Release

Consolidated Statements of Income (Unaudited)

	Three Months Ended November 30,
(In thousands, except per share data)	2018	2017

Revenues	$351,640	$329,141

Operating expenses
Cost of services	166,776	161,524
Selling, general and administrative	84,325	78,519
Total operating expenses	251,101	240,043

Operating income	100,539	89,098

Other expense
Interest expense, net of interest income	(4,596)	(2,919)
Total other expense	(4,596)	(2,919)

Income before income taxes	95,943	86,179

Provision for income taxes	11,647	15,800
Net income	$84,296	$70,379

Diluted earnings per common share	$2.17	$1.77

Diluted weighted average common shares	38,809	39,680

News Release | For Immediate Release

Consolidated Statements of Comprehensive Income (Unaudited)
	Three Months Ended November 30

(In thousands)	2018	2017

Net income	$84,296	$70,379

Other comprehensive income (loss), net of tax
Net unrealized gain (loss) on cash flow hedges*	1,456	(476)
Foreign currency translation adjustments	(9,504)	8,466
Other comprehensive (loss) income	(8,048)	7,990
Comprehensive income	$76,248	$78,369

*For the three months ended November 30, 2018, the unrealized gain on cash flow hedges was net of tax expense of $486. For the three months ended November 30, 2017, the unrealized loss on cash flow hedges was net of tax benefits of $288.

News Release | For Immediate Release

Consolidated Balance Sheets (Unaudited)

	November 30,	August 31,
(In thousands)	2018	2018

ASSETS
Cash and cash equivalents	$170,378	$208,623
Investments	27,470	29,259
Accounts receivable, net of reserves	159,890	156,639
Prepaid taxes	—	6,274
Prepaid expenses and other current assets	33,445	30,121
Total current assets	391,183	430,916
Property, equipment, and leasehold improvements, net	101,566	100,545
Goodwill	694,897	701,833
Intangible assets, net	141,037	148,935
Deferred taxes	9,443	9,716
Other assets	27,801	27,502
Total Assets	$1,365,927	$1,419,447

LIABILITIES
Accounts payable and accrued expenses	$61,271	$72,059
Accrued compensation	22,268	66,479
Deferred fees	40,808	49,700
Taxes payable	8,403	8,453
Dividends payable	24,372	24,443
Total current liabilities	157,122	221,134
Deferred taxes	20,709	21,190
Deferred fees	9,480	7,833
Taxes payable	26,525	29,626
Long-term debt	574,812	574,775
Deferred rent and other non-current liabilities	36,070	38,989
Total Liabilities	$824,718	$893,547

STOCKHOLDERS’ EQUITY
Total Stockholders’ Equity	$541,209	$525,900
Total Liabilities and Stockholders’ Equity	$1,365,927	$1,419,447

News Release | For Immediate Release

Consolidated Statements of Cash Flows (Unaudited)
(In thousands)	Three Months Ended November 30,
	2018	2017
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$84,296	$70,379
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	14,241	14,286
Stock-based compensation expense	8,435	7,481
Deferred income taxes	(689)	875
Loss on sale of assets	181	17
Changes in assets and liabilities, net of effects of acquisitions
Accounts receivable, net of reserves	(3,583)	3,511
Accounts payable and accrued expenses	(10,522)	8,604
Accrued compensation	(44,051)	(40,384)
Deferred fees	(7,250)	(3,531)
Taxes payable, net of prepaid taxes	7,489	7,401
Prepaid expenses and other assets	(957)	(6,716)
Deferred rent and other non-current liabilities	(1,126)	(845)
Other working capital accounts, net	(144)	65
Net cash provided by operating activities	46,320	61,143

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of investments	(4,356)	(6,942)
Proceeds from sales of investments	6,573	7,409
Purchases of property, equipment and leasehold improvements, net of proceeds from dispositions	(9,526)	(5,912)
Net cash used in investing activities	(7,309)	(5,445)

CASH FLOWS FROM FINANCING ACTIVITIES
Dividend payments	(24,252)	(21,682)
Repurchase of common stock	(64,718)	(31,706)
Proceeds from employee stock plans	13,965	22,132
Other financing activities	—	442
Net cash used in financing activities	(75,005)	(30,814)

Effect of exchange rate changes on cash and cash equivalents	(2,251)	2,318

Net (decrease) increase in cash and cash equivalents	(38,245)	27,202

Cash and cash equivalents at beginning of period	208,623	194,731
Cash and cash equivalents at end of period	$170,378	$221,933

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Reconciliation of U.S. GAAP Results to Adjusted Financial Measures

Financial measures in accordance with U.S. GAAP including revenues, operating income and margin, net income, diluted EPS and cash provided by operating activities have been adjusted below. FactSet uses these adjusted financial measures, both in presenting its results to stockholders and the investment community, and in its internal evaluation and management of the business. The Company believes that these adjusted financial measures and the information they provide are useful to investors because they permit investors to view the Company’s performance using the same tools that management uses to gauge progress in achieving its goals. Adjusted measures may also facilitate comparisons to FactSet’s historical performance.

Revenues (Details may not sum to total due to rounding)

(Unaudited)	Three Months Ended November 30,

(In thousands)	2018	2017	Change
GAAP revenues	$351,640	$329,141	6.8%
Deferred revenue fair value adjustment (a)	1,350	2,719
Currency impact (b)	140	—
Organic revenues	$353,130	$331,860	6.4%

(a)	The adjustment relates to deferred revenue fair value adjustments from purchase accounting.

(b)	The impact from foreign currency movements over the past 12 months.

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Operating Income, Margin, Net Income and Diluted EPS (Details may not sum to total due to rounding)

(Unaudited)	Three Months Ended November 30,

(In thousands, except per share data)	2018	2017	Change

GAAP Operating income	$100,539	$89,098	12.8%
Intangible asset amortization (a)	5,893	6,158
Deferred revenue fair value adjustment (b)	1,350	2,719
Other non-recurring items (c)	3,484	7,146
Adjusted operating income	$111,266	$105,121	5.8%
Adjusted operating margin (d)	31.5%	31.7%

GAAP Net income	$84,296	$70,379	19.8%
Intangible asset amortization (a)(e)	4,792	4,625
Deferred revenue fair value adjustment (b)(e)	1,098	2,042
Other non-recurring items (c)(e)	2,832	5,367
Income tax benefits (f)	(1,709)	(1,547)
Adjusted net income	$91,309	$80,866	12.9%

GAAP Diluted earnings per common share	$2.17	$1.77	22.6%
Intangible asset amortization (a)(e)	0.12	0.12
Deferred revenue fair value adjustment (b)(e)	0.03	0.05
Other non-recurring items (c)(e)	0.07	0.14
Income tax benefits (f)	(0.04)	(0.04)
Adjusted diluted earnings per common share	$2.35	$2.04	15.2%
Weighted average common shares (Diluted)	38,809	39,680

(a)

GAAP operating income in the first quarter of fiscal 2019 was adjusted to exclude $5.9 million of pre-tax intangible asset amortization, which reduced net income by $4.8 million and diluted earnings per share by $0.12. GAAP operating income in the first quarter of fiscal 2018 was adjusted to exclude $6.2 million of pre-tax intangible asset amortization, which reduced net income by $4.6 million and diluted earnings per share by $0.12. The income tax effect related to intangible asset amortization was $1.1 million in the first quarter of fiscal 2019 compared with $1.6 million for the same period in fiscal 2018.

(b)

The adjustment relates to deferred revenue fair value adjustments from purchase accounting. The income tax effect related to deferred revenue fair value adjustments was $0.3 million in the first quarter of fiscal 2019 compared with $0.7 million from the prior year period.

(c)

GAAP operating income in the first quarter of fiscal 2019 was adjusted to exclude $3.5 million of pre-tax expenses primarily related to severance, stock-based compensation expense acceleration, and professional fees, which reduced net income by $2.8 million and diluted earnings per share by $0.07. GAAP operating income in the first quarter of fiscal 2018 was adjusted to exclude $7.1 million of pre-tax expenses primarily related to restructuring actions initiated by the Company, which reduced net income by $5.4 million and diluted earnings per share by $0.14. The income tax effect related to the other non-recurring items was $0.7 million in the first quarter of fiscal 2019 compared with $1.8 million for the same period in fiscal 2018.

(d)	Adjusted operating margin is calculated as adjusted operating income divided by GAAP revenues plus the deferred revenue fair value adjustment.

(e)

For purposes of calculating adjusted net income and adjusted diluted earnings per share, intangible asset amortization, deferred revenue fair value adjustments and other non-recurring items were taxed at the annual effective tax rates of 18.7% for fiscal 2019 and 24.9% for fiscal 2018.

(f)

GAAP net income in the first quarter of fiscal 2019 was adjusted to exclude $1.7 million or $0.04 per share of income tax benefits primarily related to the TCJA. Prior year GAAP net income was adjusted to exclude $1.5 million or $0.04 per share of income tax benefits primarily from settlements with taxing authorities.

News Release | For Immediate Release

Business Outlook Operating Margin, Net Income and Diluted EPS

(Unaudited)
	Annual Fiscal 2019 Guidance
(In thousands, except per share data)	Low end of range	High end of range

GAAP Operating margin	29.0%	30.0%
Intangible asset amortization (a)	1.7%	1.7%
Deferred revenue fair value adjustment (b)	0.4%	0.4%
Other non-recurring items (c)	0.4%	0.4%
Adjusted operating margin	31.5%	32.5%

GAAP Net income	$333,506	$341,406
Intangible asset amortization (a)	19,746	19,746
Deferred revenue fair value adjustment (b)	4,378	4,378
Other non-recurring items (c)	4,970	4,970
Adjusted net income	$362,600	$370,500

GAAP Diluted earnings per common share	$8.70	$8.90
Intangible asset amortization (a)	0.51	0.51
Deferred revenue fair value adjustment (b)	0.11	0.11
Other non-recurring items (c)	0.13	0.13
Adjusted diluted earnings per common share	$9.45	$9.65

(a)

GAAP operating income for the full fiscal 2019 year was adjusted to exclude $23.9 million of pre-tax intangible asset amortization, which reduced the GAAP operating margin by 1.7%, GAAP net income by $19.7 million and GAAP diluted earnings per share by $0.51. The income tax effect related to intangible asset amortization was $4.2 million for the period presented above.

(b)

The adjustment relates to deferred revenue fair value adjustments from purchase accounting. The income tax effect related to deferred revenue fair value adjustments was $0.9 million for the period presented above.

(c)

GAAP operating income for the full fiscal 2019 year was adjusted to exclude $6.0 million of pre-tax expenses primarily related to restructuring actions, which reduced net income by $5.0 million and diluted earnings per share by $0.13. The income tax effect related to other non-recurring items was $1.0 million for the period presented above.

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Free Cash Flow

(Unaudited)	Three Months Ended November 30,

(In thousands)	2018	2017	Change
Net cash provided by operating activities	$46,320	$61,143
Capital expenditures	(9,526)	(5,912)
Free cash flow	$36,794	$55,231	(33.4)%

Supplementary Schedules of Historical ASV by Client Type

The following table presents the percentages and growth rates of organic ASV by client type, excluding currency, and may be useful to facilitate historical comparisons. Organic ASV excludes acquisitions and dispositions completed within the last 12 months and the effects of foreign currency. The numbers below do not include professional services.

	Q1’19	Q4’18	Q3’18	Q2’18	Q1’18	Q4’17	Q3’17	Q2’17
% of ASV from buy-side clients	83.9%	83.9%	84.4%	84.4%	84.2%	84.1%	84.4%	83.2%
% of ASV from sell-side clients	16.1%	16.1%	15.6%	15.6%	15.8%	15.9%	15.6%	16.8%

ASV Growth rate from buy-side clients	5.9%	5.4%	5.3%	6.0%	5.3%	5.9%	5.7%	6.8%
ASV Growth rate from sell-side clients	8.6%	7.3%	5.0%	4.6%	3.9%	4.6%	5.8%	4.9%
Total Organic ASV Growth Rate	6.3%	5.7%	5.3%	5.8%	5.1%	5.7%	5.7%	6.5%

The following table presents the calculation of the above-mentioned ASV growth rates from all clients.

(Details may not sum to total due to rounding)

(In millions)	Q1’19	Q1’18
As reported ASV (a)	$1,398.2	$1,319.9
Currency impact (b)	2.2	(3.1)
Organic ASV total	$1,400.4	$1,316.8
Total Organic ASV Growth Rate	6.3%

(a)	ASV excludes $22.2 million and $17.4 million, respectively, in professional services fees as of November 30, 2018 and 2017.

(b)	The impact from foreign currency movements was excluded above to calculate total organic ASV.